Exhibit 3(i)(c)
                            CIRCUIT CITY STORES, INC.

                              ARTICLES OF AMENDMENT


         1.    Name.  The name of the Corporation is Circuit City Stores, Inc.
         2. The Amendment. The Amendment, a copy of which is attached hereto as Exhibit "A," (i) amends Article III(A) of the Corporation's Amended and Restated Articles of Incorporation ("Articles"), by increasing the total authorized Common Stock from 350,000,000 shares to 525,000,000 shares and (ii) amends Article V(B)(1) of the Articles by increasing the number of authorized shares designated as "Circuit City Stores, Inc.-- Circuit City Group Common Stock" ("Circuit City Stock") from 175,000,000 to 350,000,000.
         3. Board Action. The Board of Directors approved the Amendment at a meeting held on April 13, 1999, and directed that it be submitted to a vote of the shareholders of the Corporation.
         4.    Shareholder Action.
               (a) The Amendment was submitted to the shareholders in accordance with the Virginia Stock Corporation Act at the annual meeting of shareholders held on June 15, 1999 (the "annual meeting").
               (b) On April 30, 1999, the record date, 101,159,903 shares of Circuit City Stock were outstanding and entitled to vote, and 23,326,533 shares designated as "Circuit City Stores, Inc. -- CarMax Group Common Stock" ("CarMax Stock") were outstanding and entitled to vote. The holders of both series of Common Stock voted together as a single group at the annual meeting. In addition, the holders of Circuit City Stock voted as a separate voting group. Each outstanding share of Circuit City Stock entitles the holder thereof to one vote; each outstanding share of CarMax Stock entitles the holder thereof to .055 votes. On the record date, the total number of votes entitled to be cast by the holders of Circuit City Stock and the holders of CarMax Stock, collectively, was 102,422,862; the total number of votes entitled to be cast by the holders of Circuit City Stock, separately, was 101,159,903.
               (c) At the annual meeting, the total number of votes cast FOR and the total number of votes cast AGAINST the Amendment with respect to each voting group were as follows:

                                                 FOR             AGAINST

       CIRCUIT CITY AND CARMAX COMMON         87,482,460        2,066,942
       STOCK HOLDERS, COLLECTIVELY

       CIRCUIT CITY COMMON STOCK HOLDERS,     86,369,023        2,059,401
       SEPARATELY


The total number of votes cast FOR the Amendment for each voting group was sufficient for its adoption.



Dated:   June 22, 1999                    CIRCUIT CITY STORES, INC.


                                          By:      s/Richard L. Sharp

                                          Name:    Richard L. Sharp
                                          Title:   Chairman and Chief
                                                   Executive Officer

                                      -2-


                                                                       Exhibit A



                                   ARTICLE III

                                  CAPITAL STOCK

         A. Authorized Stock. The aggregate number of shares that the Corporation shall have authority to issue and the par value per share are as follows:

         Class           Number of Shares                  Par Value
         Preferred           2,000,000                       $20.00
         Common            525,000,000                       $  .50

                                    ARTICLE V

                                  COMMON STOCK


          B.  Circuit City Stock and Carmax Stock.
         (1) Designation of Series; Number of Shares of Each Series. One series of Common Stock is hereby designated as "Circuit City Stores, Inc. - Circuit City Group Common Stock" ("Circuit City Stock") consisting of 350,000,000 shares and a second series of Common Stock is hereby designated as "Circuit City Stores, Inc. - CarMax Group Common Stock" ("CarMax Stock") consisting of 175,000,000 shares. The number of shares of each such series may from time to time be increased (but not above the total number of authorized shares of the class of Common Stock) or decreased (but not below the number of shares of such series then outstanding) by the Board of Directors of the Corporation.